UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2008 (March 10, 2008)

The Warnaco Group, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-10857	95-4032739
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Seventh Avenue, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

 Registrant's telephone number, including area code:    (212) 287-8000

______________________________________________________________
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 10, 2008, Warnaco Netherlands BV ("Warnaco"), a subsidiary of The Warnaco Group, Inc. (the "Company"), completed the previously announced sale of the shares of Lejaby SAS, Euralis SAS and Warnaco Srl, as well as the transfer of certain assets, liabilities and employees of Warner’s Company (Belgium) Sprl, Eratex GmbH, Warnaco Intimo S.A., Warners (United Kingdom) Limited, Lintex-Warnaco Sarl, Lenitex-Warnaco Handelsgesellschaft m.b.H., Warnaco Portugal, Warnaco Inc. and Warnaco US, Inc. related to the business of manufacturing, selling, distributing, and marketing products bearing the Lejaby, Rasurel and Elixir trademarks (the "Business"), to Palmers Textil AG, a limited liability company organized and existing under the laws of Austria ("Palmers"), and certain of its affiliates.

The sale and transfer of the Business was consummated pursuant to the terms of the previously disclosed stock and asset purchase agreement, dated February 14, 2008 (the "Agreement"), between Warnaco and Palmers. The purchase price consisted of (i) approximately 28.8 million euros (approximately $44.1 million as of March 10, 2008), payable in cash (a base purchase price of 32.5 million euros, net of a preliminary adjustment aggregating approximately 3.7 million euros based upon Estimated Closing Cash, Estimated Closing Liabilities and Estimated Closing Net Working Capital, as each such term is defined in the Agreement), and (ii) 12.5 million euros (approximately $19.1 million as of March 10, 2008), evidenced by an interest free promissory note due December 31, 2013.  The purchase price is subject to further adjustment to the extent actual Closing Cash, Closing Liabilities or Closing Net Working Capital (as each such term is defined in the Agreement) differs from Estimated Closing Cash, Estimated Closing Liabilities or Estimated Closing Net Working Capital.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WARNACO GROUP, INC.

Date: March 12, 2008	By:	/s/ Lawrence R. Rutkowski
		Name:	Lawrence R. Rutkowski
		Title:	Executive Vice President and Chief Financial Officer